SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to Section 240.14a-12

INCONTACT, INC.

(Name of Registrant as Specified in Its Charter)

Commission File Number: 001-33762

Not Applicable

(Name of Persons Filing Proxy Statement If Other Than the Registrant)

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inContact, Inc.

7730 South Union Park Avenue, Suite 500

Midvale, UT 84047

ANNUAL MEETING OF SHAREHOLDERS

June 9, 2009

NOTICE OF MEETING

The annual meeting of the shareholders of inContact, Inc., a Delaware corporation, will be held at 1:00 p.m., on June 9, 2009, at 7730 South Union Park Avenue, Suite 500, Midvale, UT 84047, for the following purposes:

•	to elect six directors;

•	to approve an amendment to the inContact 2008 Equity Incentive Plan increasing the number of common shares available for awards under the Plan to a total of 2,272,500 shares

•	to ratify the Audit Committee’s appointment of Deloitte & Touche LLP as inContact’s independent registered public accounting firm for the year ending December 31, 2009; and

•	to conduct any other business, including shareholder proposals, as may properly come before the meeting or any adjournment or postponement of the meeting.

Shareholders at the close of business on April 13, 2009 are entitled to vote in person or by proxy at the annual meeting. The annual meeting will be open to the public.

Kimm Partridge, Corporate Secretary

April 29, 2009

inContact, Inc.

7730 South Union Park Avenue, Suite 500

Midvale, UT 84047

PROXY STATEMENT

This proxy statement is provided to shareholders of inContact, Inc. (“inContact”, “we”, “us”, “our”, or the “Company”) in connection with the annual meeting of shareholders and any adjournments or postponements of the annual meeting. The annual meeting will be held at 1:00 p.m., on June 9, 2009, at 7730 South Union Park Avenue, Suite 500, Midvale, UT 84047.

ABOUT THE MEETING, VOTING, SHAREHOLDER PROPOSALS

AND COMPANY INFORMATION

Delivery and Availability of Proxy Materials

Under U.S. Securities and Exchange Commission (SEC) rules, we are furnishing proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies of those materials to each stockholder. Beginning April 29, 2009, we mailed to our stockholders (other than those who previously requested electronic or paper delivery) a notice containing instructions on how to access our proxy materials, including our proxy statement and our annual report. On that date our proxy statement and our Annual Report (of which our 2008 Annual Report on Form 10-K is a part) were available for review over the Internet at the website listed in the notice. The notice also instructs you on how to access your proxy card to vote through the Internet or by telephone.

This new process is designed to expedite stockholders’ receipt of proxy materials, lower the cost of the annual meeting, and help conserve natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the notice. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

Matters to be Voted On at the Meeting

The Board is soliciting your vote for:

•	election of six directors;

•	to approve an amendment to the inContact 2008 Equity Incentive Plan increasing the number of common shares available for awards under the Plan to a total of 2,272,500;

•	to ratify the Audit Committee’s appointment of Deloitte & Touche LLP as inContact’s independent registered public accounting firm for the year ending December 31, 2009; and

•	action upon such other matters, including shareholder proposals, as may properly come before the meeting or any adjournment or postponement of the meeting.

Persons Entitled to Vote

Shareholders of record at the close of business on April 13, 2009, the record date, are entitled to vote on matters that come before the meeting. Shares can be voted only if the shareholder is present in person or is represented by proxy.

How to Vote

If you own your shares through a bank or broker, you should follow the separate instructions they provide you. If your shares are registered in your name:

•	You may vote in person at the annual meeting.

•

You may vote over the Internet. You may vote over the Internet regardless of whether you receive your annual meeting materials through the mail or over the Internet. Simply follow the instructions on your notice of Internet access to the proxy materials or your proxy card. If you vote over the Internet, you should not vote by telephone or vote by returning a proxy card.

•

You may vote by telephone. You may vote by telephone if you receive your annual meeting materials through the mail or by email. Simply follow the instructions on your proxy card. If you vote over the telephone, you should not vote by Internet or vote by returning a proxy card.

•

You may vote by mail. If you received a proxy card through the mail, simply complete and sign your proxy card and mail it in the enclosed envelope. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct. If no voting specification is made on your signed and returned proxy card, Theodore Stern or Paul Jarman, the persons named as proxy holders on the proxy card, will vote FOR the election of the director nominees, FOR approval of the proposed amendment to the inContact 2008 Equity Incentive Plan, and FOR the ratification of the appointment by the Audit Committee of the independent auditor. If any other business is brought before the meeting, any unspecified proxies will be voted in accordance with the judgment of the proxy holders voting those shares. If you vote by mail, you should not vote by telephone or over the Internet.

Changing Your Vote

You can change your vote submitted by Internet, telephone or written proxy card by revoking it at any time before it is cast at the annual meeting in one of three ways:

•	notify our Corporate Secretary in writing before the annual meeting that you are revoking your proxy;

•	submit another proxy with date later than your last vote made by Internet, telephone or proxy; or

•	vote in person at the annual meeting.

Number of Votes and Quorum

Each share of inContact common stock that you own as of the record date entitles you to one vote. On April 13, 2009 there were 31,081,896 outstanding shares of our common stock. The presence of the owners of a majority of the shares entitled to vote at the annual meeting constitutes a quorum. Presence may be in person or by proxy. You will be considered part of the quorum if you attend the annual meeting, vote by Internet or Telephone, or return a signed and dated proxy card. Abstentions, broker non-votes and shares voted by a broker or bank holding shares for a beneficial owner are counted as present and entitled to vote for determining a quorum.

Required Vote to Approve each Proposal

•

Election of Directors: Each of the six director positions is voted on separately. The persons who receive the most votes for each of the six director positions will be elected. Any shares not voted (whether by abstention or otherwise) have no impact on the vote.

•

Amendment of the inContact 2008 Equity Incentive Plan: The proposal to amend the inContact 2008 Equity Incentive Plan to increase the number of common shares available for awards under the Plan to a total of 2,272,500 shares requires the affirmative vote of a majority of the votes cast. Any shares not voted (whether by abstention or otherwise) have no impact on the vote.

•

Ratification of Appointment of Deloitte & Touche LLP, as independent registered public accounting firm for 2009: This proposal requires the affirmative vote of a majority of the votes cast. Any shares not voted (whether by abstention or otherwise) have no impact on the vote.

Board Recommendations on Proposals

The Board recommends a vote FOR election of each director nominated by the Board, FOR approval of the proposed amendment to the inContact 2008 Equity Incentive Plan, and FOR ratification of the appointment of Deloitte & Touche LLP.

Selection of the Board’s Director Nominees

Each of the six nominees now serves as a director and was approved for inclusion on our slate of directors by the entire Board. All nominees, except Mark J. Emkjer, were elected by our shareholders as directors at our June 2008 annual meeting and are standing for re-election. Mr. Emkjer was elected to the Board in January 2009, by the then sitting directors. Theodore Stern is Chairman of the Board. One of our directors, Paul Jarman, is also our President and Chief Executive Officer.

Standard for Director Independence

The Board applies the definition of independence adopted by Nasdaq for determining independence of our directors. Based on that definition, we believe all of the directors nominated for election at our 2009 annual meeting are independent, except for our Chairman of the Board, Mr. Stern, and Chief Executive Officer, Mr. Jarman.

How Shareholders Can Recommend a Candidate for Election to the Board

Shareholders who wish to recommend a candidate for election to our Board should write to: Corporate Secretary, inContact, Inc. 7730 South Union Park Avenue, Suite 500, Midvale, UT 84047, stating in detail the qualifications of a candidate for consideration by the Board. In considering Board candidates, the Board seeks individuals of proven judgment and competence who have strong reputations in their respective fields. The Board considers such factors as experience, education, employment history, special talents or personal attributes, anticipated participation in Board activities, and geographic and diversity factors. The process for identifying and evaluating nominees would include detailed consideration of the recommendations and opinions of members of our Board, our executive officers, and our shareholders. There would be no difference in the process of evaluation of candidates recommended by a shareholder and those recommended by other sources.

How to Communicate with the Board

Shareholders interested in communicating directly with our Board may do so by writing to: Board of Directors, inContact, Inc. 7730 South Union Park Avenue, Suite 500, Midvale, UT 84047. All such written correspondence is delivered to the director or directors to whom it is addressed or, if addressed generally to the Board, to all directors. Concerns relating to accounting, internal controls, or auditing matters are immediately forwarded to the Chief Executive Officer, Chief Financial Officer, and Chairman of the Audit Committee.

How to Submit a Shareholder Proposal for Next Year’s Annual Meeting

Shareholder proposals may be submitted for inclusion in our 2010 proxy statement after the 2009 annual meeting, but must be received no later than 5:00 p.m. MST on Wednesday, December 30, 2009. Proposals should be sent via registered, certified, or express mail to: Corporate Secretary, inContact, Inc. 7730 South Union Park Avenue, Suite 500, Midvale, UT 84047.

As to any proposal that is not submitted for inclusion in our proxy statement for the 2010 annual meeting of shareholders, but is instead sought to be presented directly at the meeting, certain rules adopted by the SEC permit management to vote proxies in its discretion if: (1) we receive notice of the proposal before the close of business on March 14, 2010, and advise shareholders in the proxy statement about the nature of the proposal and how management intends to vote on such matter; or (2) we do not receive notice of the proposal prior to the close of business on March 14, 2010.

Where to Find inContact’s Code of Ethics

inContact has a Code of Ethics that applies to its Chief Executive Officer, its Chief Financial Officer and all other employees. We will provide to any person, without charge, a copy of the Code of Ethics upon written or oral request directed to Corporate Secretary, inContact, Inc. 7730 South Union Park Avenue, Suite 500, Midvale, UT 84047, telephone (801) 715-5021. Furthermore, a copy of the Code of Ethics is accessible at our corporate website, http://www.inContact.com.

Where to Find inContact’s Corporate Governance and Nominating Committee, Audit Committee and Compensation Committee Charters

The Board of Directors of inContact has formed a Corporate Governance and Nominating Committee, Audit Committee and Compensation Committee. Each of these Committees has a formal charter, which is made available for your examination on our corporate website at http://www.inContact.com. We will provide to any person, without charge, a copy of any of the charters upon written or oral request directed to Corporate Secretary, inContact, Inc. 7730 South Union Park Avenue, Suite 500, Midvale, UT 84047, telephone (801) 715-5021.

Where to Find More Information on inContact

Our corporate website is http://www.inContact.com. We make available on this website, free of charge, access to our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statement on Schedule 14A and amendments to those materials filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after we electronically submit such material to the SEC. The SEC makes available on its website, free of charge, reports, proxy and information statements, and other information regarding issuers, such as us, that file electronically with the SEC. The SEC’s website is http://www.sec.gov.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At the annual meeting, all inContact directors will be elected to serve until the annual meeting of shareholders in the year 2010. The Board nominates for election as directors:

Theodore Stern    Steve Barnett    Paul F. Koeppe    Blake O. Fisher, Jr.    Mark J. Emkjer    Paul Jarman

These nominees have been selected by the Board. Directors will be elected by a plurality of the votes cast. Any shares not voted, whether by abstention or otherwise, have no impact on the vote.

Although it is anticipated that each nominee will be able to serve as a director, should any nominee become unavailable to serve, the proxies will be voted for such other person or persons as may be designated by our Board.

Each of the six director positions is voted on separately. The persons who receive the most votes for each of the six director positions will be elected. The Board of Directors recommends a vote “FOR” the election of each of the nominees listed above.

Directors and Officers

The following table sets forth the names, ages, and positions with inContact for each of the directors and officers.

Name	Age	Positions	Since
Theodore Stern	79	Chairman of the Board of Directors	1999
Steve Barnett	66	Director	2000
Paul F. Koeppe	59	Director	2004
Blake O. Fisher, Jr.	65	Director	2004
Mark J. Emkjer	53	Director	2009
Paul Jarman	39	Director and Chief Executive Officer	1997
Gregory Ayers	47	Executive Vice President and Chief Financial Officer	2009
Scott Welch	44	Executive Vice President and Chief Operating Officer	2004
Frank Maylett	46	Executive Vice President of Sales	2008
Steven ZoBell	40	Executive Vice President and Chief Technology Officer	2008

All directors hold office until the next annual meeting of stockholders and until their successors are elected and qualify. Officers serve at the discretion of our Board. The following is information on the business experience of each director and officer now serving.

Theodore Stern became a director of inContact in June 1999 and subsequently the Chairman of the Board of Directors and Chief Executive Officer in September 2000. Mr. Stern served in those positions until January 1, 2005, when the two positions were separated. He is currently on the board of directors of Distributed Energy Systems Corporation, a manufacturer of renewable generation systems located in Wallingford, CT. He holds a Bachelor of Mechanical Engineering from the Pratt Institute and a Master of Science degree in Theoretical Mathematics from New York University. Mr. Stern is a member of the National Academy of Engineering.

Steve Barnett has been self-employed for the past six years as an advisor to manufacturing and distribution companies, as well as to public entities, on improving business operations. Mr. Barnett currently serves as an advisor to, and is on the Board of Directors of, Joseph A. Freed & Associates, a private national real estate development company, and Grayhill, Inc., a private electrical systems manufacturing company. He also serves on the Board of Directors for Medis Technologies Ltd., a Nasdaq company specializing in advanced technology regarding unique fuel cell power packs for portable electronic devices. Mr. Barnett graduated from the University of Chicago Law School with a Doctor of Jurisprudence degree.

Paul F. Koeppe was President, CEO and founder of Superconductivity, Inc., a manufacturer of superconducting magnetic energy storage systems from 1988 to 1997 when it was acquired by American Superconductor, an electricity solutions company. He then served as Executive Vice President of Strategic Planning for American Superconductor until his retirement in 2001. From 1993 to 1995, Paul was acting CEO and chairman of the executive committee of the board of directors of Best Power, Inc., a supplier of uninterruptible power supply equipment. Paul has also served as a Director of Distributed Energy Systems Corp., a public company engaged in the business of creating and delivering products and services to the energy marketplace and also as a Director of Northern Power Systems from 1998 to until 2003 when Northern was acquired by Distributed Energy Systems Corp. He holds a Bachelors Degree in Business Administration and Associate Degrees in Materials Management and Electrical Power Technology.

Blake O. Fisher, Jr. has been providing management and financial consulting to the telecommunications and utility industries since May 2004, including financial consulting to the USDA on Rural Utilities Service’s broadband program. From May 2004 to December 2004 he served as Chief Financial Officer for Fiber Utilities of Iowa, an entity that provides operation and construction services to municipal utilities. From May 2002 to May 2004 he was retired from business activities. From February 1996 to May 2002, he held senior management positions with McLeodUSA, a telecommunications provider, initially as Chief Financial Officer, then as President of the company’s Western region and as Chief Development Officer.

Mark J. Emkjer was President and CEO of Accelrys, Inc., a software company serving the pharmaceutical and biotech industries, until January 2009. Prior to Accelrys, Mr. Emkjer was the President and CEO of Sunquest, a public company listed on Nasdaq that develops laboratory and pharmacy information systems for hospitals worldwide. Mr. Emkjer has held executive-level positions with other companies since graduating with a Masters in Business Administration and International Finance from the University of Miami in Florida.

Paul Jarman has served as an officer of inContact during the past seven years. He has served as President since December 2002 and as Chief Executive Officer since January 2005. Prior to December 2002 he served as an Executive Vice President. Mr. Jarman is one of the original founders of Buyers United, now inContact. He earned a Bachelor of Science degree in Accounting from the University of Utah.

Gregory Ayers was elected Executive Vice President and Chief Financial Officer of inContact in March 2009. Prior to joining inContact, Mr. Ayers served as Chief Financial Officer of ZARS Pharma, Inc., a private specialty pharmaceutical company that focuses on the development and commercialization of topically administered drugs. Prior to joining ZARS Pharma, Mr. Ayers served as Chief Financial Officer of PhereSys Therapeutics (now Hemotherapeutics, Inc.) a private medical services company. Mr. Ayers holds a BBA from Stetson University and is a Certified Public Accountant (inactive status).

Scott Welch was elected Executive Vice President and Chief Operating Officer of inContact in September 2004, and began his association with inContact in September 2003 as Chief Information Officer. Prior to joining the Company, Mr. Welch served as Vice President of Information Technology at Access Long Distance. Mr. Welch received his Bachelor of Science degree in Computer Science from Utah Valley State College.

Frank Maylett was elected Executive Vice President of Sales of inContact in June 2008. Mr. Maylett’s experience includes senior level sales positions at Brocade, the industry leader in storage area networking. Prior to Brocade, Mr. Maylett served as the Vice President of Central Area Sales for Kariba Technologies, providing high performance processing software to the telecom industry. Prior to Kariba Technologies, he served as Vice President of Worldwide Sales at ReleaseNow and as a Business Unit Executive at IBM. In his career, Mr. Maylett has held many other executive sales and management positions including NOVELL, WordPerfect and CDI. Mr. Maylett holds a B.S. in business from The University of Phoenix.

Steven ZoBell was elected Executive Vice President and Chief Technology Officer of inContact in June 2008. Prior to joining inContact, Inc., he was president of Indie Built, Inc., a subsidiary of Take-Two Interactive. He also served as a product unit manager at Microsoft, where he was responsible for the development of multiple software products with budgets ranging from $5 million to $12 million. During the course of his career, Steven has been involved in the development of over 25 critically acclaimed, award-winning commercial software products. He holds a Bachelor of Science in Computer Science from the University of Utah.

STOCK OWNERSHIP

The following table sets forth, as of April 13, 2009, the number and percentage of the outstanding shares of common stock that, according to the information supplied to inContact, were beneficially owned by each person who, to the knowledge of the Company, is the beneficial owner of more than five percent of the outstanding common stock. Except as otherwise indicated, the persons named in the table have sole voting and dispositive power with respect to all shares beneficially owned, subject to community property laws where applicable.

Name and Address	Common Shares	Percentage of Class (1)
Principal stockholders:

Diker Management, LLC (2) 745 5th Ave, Suite 1419 NY, NY 10151	3,823,100	12.3%

Select Contrarian Value Partners, LP (3) Kaizen Capital, LLC 4200 Montrose Boulevard, Suite 510 Houston, TX 77066	2,795,960	9.0%

(1)	These figures represent the percentage of ownership of the named persons assuming each of them alone has exercised any warrants or purchase rights the person may hold to purchase common shares.
(2)	Diker Management, LLC is the general partner or manager of Diker Micro Value QP Fund, LP, Diker Micro and Small Cap Fund, LP, Diker Micro Value Fund, LP, and Diker M&S Cap Master, Ltd. These funds, collectively, are the holders of the shares listed, which includes 62,500 shares issuable on exercise of warrants held by the funds. Mark Diker is the managing member of Diker Management. As a result of these relationships, Diker Management and Mr. Diker may be deemed to hold an indirect beneficial interest in the shares held by these funds.
(3)	Kaizen Management, LP, is the general partner of Select Contrarian Value Partners. David W. Berry is the sole owner of Kaizen Capital, L.C., which is the general partner of Kaizen Management, LP. As a result of these relationships, Kaizen Management, LP and Mr. Berry may be deemed to hold an indirect beneficial interest in the shares held by Select Contrarian Value Partners. The number of shares listed includes 222,000 shares issuable on exercise of warrants, 25,310 shares owned by Mr. Berry directly and 41,650 shares owned by Berry Family, LP. In addition, Kaizen Fundamental Value Fund is the beneficial owner of 87,099 shares of inContact common stock and is managed by the same person that manages Select Contrarian Value Partners, so these shares may be deemed to be held by an affiliate of Select Contrarian Value Partners and are included in the figure presented in the table.

The following table sets forth, as of April 13, 2009, the number and percentage of the outstanding shares of common stock that, according to the information supplied to inContact, were beneficially owned by (i) each person who is currently a director, (ii) each executive officer, and (iii) all current directors and executive officers as a group. Except as otherwise indicated, the persons named in the table have sole voting and dispositive power with respect to all shares beneficially owned, subject to community property laws where applicable.

Name and Address	Common Shares	Percentage of Class (1)
Officers and directors:

Theodore Stern (2)	1,666,880	5.4%
Steve Barnett (2)	548,300	1.8%
Paul F. Koeppe (2)	369,500	1.2%
Blake O. Fisher, Jr. (2)	155,250	0.5%
Mark J. Emkjer (2)	20,833	0.1%
Paul Jarman (2)	885,386	2.8%
Gregory Ayers	0	0.0%
Scott Welch (2)	233,334	0.8%
Frank Maylett (2)	83,334	0.3%
Steven ZoBell (2)	61,667	0.2%
All Executive Officers and Directors as a Group (10 persons)	4,024,484	12.95%

(1)	These figures represent the percentage of ownership of the named groups and individuals assuming each of them alone has exercised his options to purchase common shares, and percentage ownership of all officers and directors as a group, assuming all purchase rights held by such individuals are exercised.
(2)	These figures include: for Mr. Stern options to purchase 75,000 shares of common stock at exercise prices ranging from $2.00 per share to $4.57 per share and 29,167 shares issuable under restricted stock units; for Mr. Barnett options to purchase 135,000 shares at exercise prices ranging from $2.00 to $4.57 per share and 35,000 shares issuable under restricted stock units; for Mr. Koeppe warrants to purchase 7,500 share of common stock at an exercise price of $2.00 per share, options to purchase 117,000 shares at an exercise prices ranging from $2.00 to $4.57 per share, and 33,250 shares issuable under restricted stock units; for Mr. Fisher options to purchase 107,000 shares at exercise prices ranging from $2.00 to $4.57 per share and 33,250 shares issuable under restricted stock units; for Mr. Emkjer 20,833 shares issuable under restricted stock units; for Mr. Jarman options to purchase 729,300 shares of common stock at exercise prices ranging from $2.00 to $5.39 per share; for Mr. Welch options to purchase 233,334 shares of common stock at exercise prices ranging from $2.00 to $4.20 per share; for Mr. Maylett options to purchase 83,334 shares of common stock at an exercise price of $2.87 per share; and for Mr. ZoBell options to purchase 16,667 shares of common stock at an exercise price of $3.95 per share.

THE BOARD AND ITS COMMITTEES; CORPORATE GOVERNANCE;

SECTION 16 COMP0LIANCE

The Board and Committees

Our Board of Directors has six members. The Chairman of the Board, Theodore Stern, provides business consulting services to inContact for a monthly fee. Our Chief Executive Officer, Paul Jarman, is a member of the Board and is a full time employee of inContact. The other four members of the Board, Steve Barnett, Paul F. Koeppe, Blake O. Fisher, Jr. and Mark J. Emkjer, are non-employee directors, and the Board has determined that these persons (who constitute a majority of the Board) are “independent directors” under the criteria set forth in Rule 4200(15) of the Nasdaq Marketplace Rules. The Board met 11 times during the year ended December 31, 2008. All directors, with the exception of Mr. Emkjer who was not elected to the Board until January 2009, attended at least 75 percent of the meetings of the Board.

In 2007, the Board formed a Corporate Governance and Nominating Committee which is appointed by the Board to: (1) identify individuals qualified to serve as members of the Board and, where appropriate, recommend individuals to be nominated by the Board for election by the stockholders or to be appointed by the Board to fill vacancies consistent with the criteria approved by the Board; (2) develop and periodically evaluate and recommend changes to inContact’s Corporate Governance Guidelines and Code of Ethics, and to review the Company’s policies and programs that relate to matters of corporate responsibility, including public issues of significance to the Company and its stakeholders; and (3) oversee an annual evaluation of the performance of the Board. The current members of the Corporate Governance and Nominating Committee are Blake O. Fisher, Jr. (Chairman), Paul F. Koeppe, Steve Barnett, and Mark J. Emkjer. Our Board of Directors determined that each of these directors is an “independent director” under the criteria set forth in Rule 4200(15) of the Nasdaq Marketplace Rules. The Corporate Governance and Nominating Committee met five times in 2008, and all director members of the committee attended the meeting. The Corporate Governance and Nominating Committee operates under a written charter adopted by the Board of Directors, which sets forth the responsibilities and powers delegated by the Board to the Corporate Governance and Nominating Committee.

In 2000, the Board formed the Audit Committee, the current members of which are Steve Barnett (Chairman), Paul F. Koeppe, Blake O. Fisher, Jr., and Mark J. Emkjer. The Audit Committee provides oversight for financial reporting matters, internal controls, and compliance with the Company’s financial policies, and meets with its auditors when appropriate. The Audit Committee met eight times in 2008, and all director members of the committee attended at least 75 percent of the meetings. The Board has determined that Steve Barnett, Paul F. Koeppe, and Blake O. Fisher, Jr. are “audit committee financial experts” within the meaning of Item 407(d)(5) of Regulation S-K. Further, the Board has determined that each of the members of the Audit Committee is “independent” under the standard set forth in Rule 4350(d) of the Nasdaq Marketplace Rules. The Audit Committee operates under a written charter adopted by the Board of Directors, which sets forth the responsibilities and powers delegated by the Board to the Audit Committee.

During 2000, the Board also formed the Compensation Committee, the current members of which are Paul F. Koeppe, (Chairman), Steve Barnett, Blake O. Fisher, Jr., and Mark J. Emkjer. The Compensation Committee considers salary and benefit matters for the executive officers and key personnel of the Company. The Compensation Committee met six times in 2008, and all director members of the committee attended at least 75 percent of the meetings. The Board has determined that each of the members of the Compensation Committee is “independent” under the criteria set forth in Rule 4200(15) of the Nasdaq Marketplace Rules. The Compensation Committee operates under a written charter adopted by the Board of Directors, which sets forth the responsibilities and powers delegated by the Board to the Compensation Committee.

Corporate Governance Guidelines and Code of Ethics

In 2007, the Board adopted Corporate Governance Guidelines for inContact. Under the Guidelines, the Audit Committee is required to conduct, at least annually, an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis, and all such transactions must be approved by the Audit Committee. For purposes of this review, “related party transactions” means transactions required to be disclosed pursuant to Item 404 of Regulation S-K adopted by the Commission, which are related party transactions we report in this proxy statement.

The bylaws of the Company provide that no contract or transaction between inContact and one or more of its directors or officers, or between inContact and any other corporation, firm, association, or other organization in which one or more of its directors or officers are financially interested, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee that authorizes or approves the contract or transaction, or because their votes are counted for such purpose, provided that:

•

the material facts as to his, her, or their relationship or interest as to the contract or transaction are disclosed or are known to the Board of Directors or the committee and noted in the minutes, and the

Board of Directors or committee, authorizes the contract or transaction in good faith by the affirmative vote of a majority of disinterested directors, even though the disinterested directors are less than a quorum;

•

the material facts as to his, her, or their relationship or interest as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved or ratified in good faith by the majority of shares entitled to vote, counting the votes of the common or interested directors or officers; or

•	the contract or transaction is fair as to inContact as of the time it is authorized or approved.

Under the Company’s Code of Ethics, an officer has an obligation to disclose to the Board of Directors or appropriate committee any situation that may present a conflict of interest between inContact and the officer.

Audit Committee Report

The purposes of the Audit Committee are set forth in the committee’s written charter. As provided in the charter, the role of the committee is to assist the Board of Directors in its oversight on matters relating to accounting, financial reporting, internal control, auditing, and regulatory compliance activities, and other matters the Board deems appropriate. The Committee also selects inContact’s independent registered public accounting firm in accordance with the provisions set out in the charter. Management, however, is responsible for the preparation, presentation and integrity of inContact’s financial statements, and for the procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for planning and carrying out proper audits and reviews.

In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited financial statements contained in the 2008 Annual Report on Form 10-K of inContact with management and the independent registered public accounting firm. In addition, the committee has discussed with the independent registered public accounting firm the matters required to be discussed pursuant to Statement of Auditing Standards No. 61, as modified or supplemented. The committee has also received from the independent registered public accounting firm the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board, considered whether the provision of non-audit services by the independent registered public accounting firm is compatible with maintaining the independent registered public accounting firm’s independence, and discussed with the independent registered public accounting firm its independence.

In reliance on the reviews and discussions with management and the independent registered public accounting firm referred to above, and subject to the limitations on the responsibilities and role of the Audit Committee set forth in the charter and discussed above, the committee recommended to the Board of Directors, and the Board approved, that the audited financial statements of inContact be included in its 2008 Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

Respectfully submitted on April 29, 2009, by the members of the Audit Committee of the Board of Directors:

Steve Barnett (Chairman)

Paul F. Koeppe

Blake O. Fisher, Jr.

Mark J. Emkjer

Section 16(a) Filing Compliance

Section 16(a) of the Securities Exchange Act of 1934 (Exchange Act) requires officers and directors of inContact and persons who own more than ten percent of a registered class of its equity securities to file reports of ownership and changes in their ownership on Forms 3, 4, and 5 with the Commission, and forward copies of such filings to the Company. Based on the copies of filings received by the Company during the most recent fiscal year the directors, officers, and beneficial owners of more than ten percent of the equity securities of inContact registered pursuant to Section 12 of the Exchange Act have filed on a timely basis all required Forms 3, 4, and 5 and any amendments thereto.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The primary objectives of our compensation policies are to attract and retain experienced and well-qualified executive officers, and provide incentives for financial and business achievements that benefit our stockholders. The Compensation Committee of the Board is charged with the responsibility of evaluating compensation and benefit for our executive officers and recommending specific compensation packages to the Board. The Compensation Committee also evaluates and recommends to the Board compensation arrangements for our non-employee Directors.

How the Compensation Committee Performs its Tasks

In 2006, the Compensation Committee engaged a compensation consulting company (Watson Wyatt Worldwide) to develop information about the compensation of our executive officers, which was used as part of the total mix of information evaluated to make compensation decisions for our executive officers and directors. We did not retain the services of a consulting firm in 2007 or 2008, but we may do so in the future for assistance in developing market appropriate compensation policies and packages.

The Compensation Committee periodically requests and receives survey data from our human resource department on the compensation levels and practices of companies that need executive officers with skills and experience similar to what we require, companies that are in the same or similar industries as us, and companies with market capitalizations and revenues similar to us. In 2006, we obtained compensation information through our compensation consultant with respect to 15 other companies, including Altiris Inc.; Art Technology Group Inc.; Chordiant Software Inc.; iPass Inc.; J2 Global Communications Inc.; Keynote Systems Inc.; INX Inc.; Lightbridge Inc.; RightNow Technologies Inc.; Sento Corp.; Tyler Technologies Inc.; Interactive Intelligence Inc.; Intervoice Inc.; Ultimate Software Group Inc.; and Witness Systems Inc. In 2009, we obtained information on compensation amounts paid to executive officers in the software and networking industry from an independent company that collects compensation information on thousands of companies in the United States and applies a data processing methodology to generate reports on compensation levels for executive officers within specified industries, company sizes, and geographical locations. The Compensation Committee uses this broad based survey information as a check on whether our compensation packages are consistent with current industry practices and are at a level that will enable us to attract and retain capable executive officers.

With respect to executives other than the Chief Executive Officer, the Compensation Committee seeks and receives recommendations of the Chief Executive Officer with respect performance and appropriate levels of compensation. In 2007, the Compensation Committee approved a compensation package for the executive officers that closely followed the Chief Executive Officer’s recommendation, which included a fixed base salary for our then executive officers through 2009 in consideration for options awarded to such officers. With respect to more recent hires of executive officers who are not included in the package approved in 2007, the Compensation Committee has closely followed the recommendations of the Chief Executive Officer. The Committee does not request or accept recommendations from the Chief Executive Officer concerning his own compensation, but instead considers the recommendation of the Chairman of the Board regarding such compensation. In 2009, the Compensation Committee requested that the Chief Executive Officer begin formally reporting to the Compensation Committee his evaluations of executive officers with respect to key performance indicators of job performance, including ability to achieve results, decision making, problem resolution, management skills, business acumen, and development potential. The Compensation Committee intends to use the evaluations as part of the process of evaluating job performance and development in relation to the overall compensation package for the executive officer.

The Compensation Committee’s conclusions and recommendations on the compensation packages for our executive officers are based on the total mix of information from the sources described above, as well as the Committee Members’ general knowledge of executive compensation practices and their personal evaluations of the likely effects of compensation levels and structure on the attainment of our business and financial objectives.

Objectives of our Compensation Programs

We are committed to providing market competitive total compensation packages in order to attract and motivate talented employees. We believe in pay for performance and we link performance to pay throughout our organization in order to create the appropriate level of incentives. We actively manage our compensation structures and levels to adapt to changes in the marketplace and the continuing evolution of our company. Changes in the economic and business climate over the past year have resulted in heightened interest and concern by stockholders and others with respect to compensation levels for executives in American business. The Compensation Committee is sensitive to these concerns and expects to pursue a thorough evaluation of executive compensation during 2009 with a view to establishing compensation packages and arrangements in future periods that address our need to attract and retain executive officers and incentivize those officers to manage our business to achieve strong and sustainable growth, while at the same time paying compensation at a level that is within the limits of market expectations. The Compensation Committee intends to conduct a similar evaluation with respect to non-employee director compensation. For that reason, the executive officer stock option plan adopted in 2007 and the annual award of restricted stock units for non-employee directors were terminated in March 2009, to avoid carry-over of past compensation arrangements that would impact compensation packages established for future periods.

The Elements of our Compensation Packages

In line with our compensation objectives, the Compensation Committee seeks to maintain the salary component of each officer’s compensation at a moderate level; to provide bonuses based on financial performance; and to also provide stock awards, consisting primarily of options, whose value depends on long-term appreciation in the market value of our common stock. The Committee analyzes each of these elements separately, and then expands the analysis to consider each element in the context of the overall compensation packages. inContact also provides what it considers to be a moderate package of retirement, medical and other benefits. In determining the proper allocation of each executive officer’s compensation among these elements, the Compensation Committee has sought to achieve for each executive an appropriate balance between economic security and compensation that is at risk based on our performance.

Base Salary

The base salaries for our named executive officers were determined based on the scope of their responsibilities, taking into account competitive market compensation paid by other companies for similar positions. Generally, we believe that executive base salaries should be targeted near or below the median of the range of salaries for executives at companies in similar positions and with similar responsibilities as our executive officers. In March 2007, we adopted the executive officer stock option plan for compensating our executive officers with annual stock options. At that time the Board approved granting options to Paul Jarman, our Chief Executive Officer, Brian Moroney, our Chief Financial Officer, and Scott Welch, Executive Vice President and Chief Operating Officer that included accelerated option grants for 2008 and 2009 to 2007 based on an offer accepted by the participating executive officers that their annual salaries as of March 7, 2007, be frozen through the end of 2009. The salary freeze did not affect any bonus compensation payable to the executive officers as determined from time to time by the Compensation Committee and approved by the Board. Base salaries for our other executive officers who joined inContact after March 2007 are reviewed annually, and adjusted from time to time to reflect individual responsibilities, performance and experience, as well as market compensation levels.

Cash Bonus

The Compensation Committee believes gross margin is an important performance measure. inContact manages its business and reports financial results based on product-based segments; Software and Telecom. The Software segment includes all revenues from providing automatic call distribution, interactive voice response, data storage, email, chat, computer telephony integration call recording, conferencing and reporting to customers including our all-in-one inContact suite of services. The Telecom segment includes all voice and long distance services provided to customers. Since the end of 2005, inContact has focused its business development and marketing efforts on promoting the Software segment technology services, which carry significantly higher margins than the Telecom segment services. Accordingly, we believe the amount of consolidated gross margin is a meaningful indicator of executive officer performance in achieving inContact’s business goals, because increasing gross margin indicates increasing revenue from higher margin Software revenue.

On May 6, 2008, the Board approved an Executive Officer Bonus Plan for the first two quarters of 2008. On August 5, 2008, the Board approved an Executive Officer Bonus Plan for the last two quarters of 2008. These plans were variable cash based incentive plans under which bonus was earned based on achieving stated performance targets. The sole performance factor measured under these Executive Officer Bonus Plans for the applicable periods was inContact’s consolidated cumulative gross margin (revenue less costs of revenue, excluding depreciation and amortization) as of the end of each calendar quarters of 2008. The gross margin targets were set at levels based on inContact’s budget for the applicable periods, which are targets the Compensation Committee believed were likely to be achieved, but not assured. Our Chief Executive Officer and Chief Financial Officer, together with other management personnel, had significant participation in formulating the budget approved by the Board, and also participated in formulating bonus compensation proposals submitted to the Compensation Committee for consideration. However, the decision on the form and substance of these plans was made by the Compensation Committee and ratified by the Board.

The Compensation Committee elected to use two separate plans for 2008 for two reasons. The first reason was to set a lower percentage of bonus compensation for our Chief Executive Officer and Chief Financial Officer for the first six months of the year compared to our other executive officers as a measure of accountability for the material weaknesses in internal controls over financial reporting discovered at the beginning of 2008. The other reason was to gauge the performance of inContact over the first six months of 2008 before deciding on bonus compensation for all of the executive officers for the remainder of the year.

Under the two plans approved by the Board in 2008, inContact must have achieved 100% of the gross margin target for the applicable periods in order for each participant to earn the maximum bonus payment. If inContact did not achieve at least 80% of the gross margin target for the applicable period, no bonus was paid for that period and could not be recouped on the basis of cumulative performance in later periods. If 80% of the gross margin target was achieved, each participant earned 50% of the maximum bonus payment. If more than 80%, but less than 100%, of the gross margin target was achieved, the amount of the bonus payment increased proportionately (2.5% more of bonus payment for each 1.0% increase in the gross margin target achieved). The gross margin target was $9.646 million for the first quarter of 2008, $20.387 million for the first six months of 2008, $32.795 million for the first nine months, and $47.258 million for the 12-months ended December 31, 2008.

For 2009, the Executive Officer Bonus Plan will continue on essentially the same terms as the 2008 bonus plan, with adjustments to the gross margin targets and the addition of a stretch bonus component worth up to an additional 100% of the maximum bonus payable to each participant under the primary component of the plan. The stretch bonus is payable if cumulative gross margin for fiscal year 2009 exceeds 100% of the fiscal year target under the primary bonus component, and is payable at the rate of 1% of the maximum bonus under the primary bonus component of the plan for each additional incremental increase of 0.063322% in the 12-month cumulative gross margin above that 12-month target. As a consequence of the Compensation Committee’s evaluation of executive compensation during 2009, bonus plans for 2010 and subsequent periods could change significantly.

Stock Options

The Compensation Committee uses stock options as an important component of our overall compensation program due to its effect on retaining executives, aligning executives’ financial interests with the interests of shareholders, and rewarding the achievement of inContact’s long-term strategic goals. Stock options provide our executive officers with the opportunity to purchase and maintain an equity interest in inContact and to share in the appreciation of the value of our stock. All stock options granted to executive officers in 2008 were approved by the Compensation Committee and Board of Directors. In March 2007, the Board of Directors approved a plan for compensating our executive officers with annual stock options, which was terminated by the Board in March 2009. Options issuable under that plan in 2008 were accelerated and issued in March 2007 under an agreement with executive officers to freeze salaries at 2007 levels, so no options were issued under that plan in 2008. Stock options were issued to certain executive vice presidents in 2008 as inducements to accept employment with inContact, in the case of Frank Maylett and Steven ZoBell, and remain in the employ of inContact in the case of Rudy Vidal. In March 2009, options were issued under the plan, before the plan was terminated, to Frank Maylett and Steven ZoBell.

In November 2008, the Compensation Committee recommended, and the Board approved, an amendment to all outstanding option agreements with employees, executive officers, and Directors issued prior to July 1, 2008, and outstanding on November 5, 2008, extending the expiration date of option agreements to November 4, 2013. The Compensation Committee does not believe the current downturn in the economy and public stock markets should deprive our personnel of the equity value awarded in the past for their efforts in building the intrinsic value of inContact, which could have significant adverse affects in preserving dedication to the business and retaining personnel. We believe extending the options for all employees, executive officers, and Directors shows we recognize the value of the efforts of our employees, executive officers, and Directors, demonstrates our commitment to treat them fairly with respect to compensation, and will reinvigorate our personnel to use their best efforts to achieve our business objectives.

The Compensation Committee also authorized the issuance of options in 2009 to all of the executive officers in various amounts, subject to forfeiture at the discretion of the Compensation Committee if the performance of inContact is not satisfactory (based on whatever standard the Committee deems appropriate) in relation to the 2009 budget and business objectives of inContact. These additional options are intended to incentivize our executive officers to manage the costs and efficiency of our operations in the current economy by tying their efforts in 2009 to a long-term equity benefit.

The Compensation Committee has discretion to grant additional stock option awards to executive officers, but we do not expect additional options will be granted before the Committee’s evaluation of executive compensation during 2009 is completed.

The 401(k) Plan

Under the 401(k) Plan, our executive officers and generally all full-time domestic exempt and non-exempt employees may contribute a portion of their compensation to the plan on a pre-tax basis. There were no changes to these arrangements during 2008.

Employee Stock Purchase Plan (ESPP)

The purpose of the ESPP is to provide an opportunity for eligible employees to purchase a limited number of shares of our common stock at a discount through voluntary automatic payroll deductions. The ESPP is designed to attract, retain, and reward our employees and to strengthen the mutuality of interest between our employees and our stockholders. Our board of directors may at any time amend, suspend or discontinue the ESPP, subject to any stockholder approval needed to comply with the requirements of the SEC and the Internal Revenue Code. The aggregate number of shares of our common stock that may be issued under the ESPP will not exceed 1,000,000 shares (subject to mandatory adjustment in the event of a stock split, stock dividend, recapitalization, reorganization or similar transaction). The maximum amount eligible for purchase of shares through the ESPP by any employee in any year will be $25,000. The purchase price a participant pays for the shares is equal to the greater of $2.00 or 85 percent of the closing market bid price of the common stock on the first business day or the last business day of each participation period, whichever is lower. This percentage may be changed prior to a participation period at the sole discretion of, the committee administering the Purchase Plan to any whole percentage that is not less than 85 percent and not greater than 100 percent. Officers and members of the Board of Directors who are eligible employees are permitted to participate. An employee is ineligible to participate if immediately after a grant the employee would own stock possessing five percent or more of the total combined voting power or value of all classes of stock of inContact. In prior years the market price of our common stock was such that employees showed little interest in the ESPP, so no shares have been issued to employees under the ESPP. There were no changes to these arrangements during 2008.

Severance Agreements

Executive officers that have been employed by inContact for at least one year are entitled to receive severance benefits upon the involuntary termination of their employment in the event of a change of control to help keep them focused on their work responsibilities during the uncertainty that accompanies a change in control, to provide benefits for a period of time after a change in control transaction, and to help us attract and retain key talent. Under the agreement, the Chief Executive Officer would receive 24 months and our other named executive officers would receive 18 months of compensation. These payments would be received if the executive officer was terminated by the Company within six months of the change of control. There were no changes to these arrangements during 2008.

Regulatory Considerations

The tax and accounting consequences of utilizing various forms of compensation are considered when adopting new or modifying existing compensation. We have administered our incentive and equity compensation programs, severance plans and change in control agreements in compliance with federal tax rules affecting non-qualified deferred compensation.

Under Section 162(m) of the Internal Revenue Code, publicly-held corporations may not take a tax deduction for compensation in excess of $1.0 million paid to any of the executive officers named in the Summary Compensation Table during any fiscal year. There is an exception to the $1.0 million limitation for performance-based compensation meeting certain requirements. To maintain flexibility in compensating executives in a manner designed to promote varying corporate goals, the compensation committee has not adopted a policy requiring all compensation to be deductible under 162(m). However, the compensation committee considers deductibility under Section 162(m) with respect to compensation arrangements for executives. We believe our annual and long-term incentive compensation programs for executives qualify as performance-based compensation and are not subject to any deductibility limitations under Section 162(m).

Code of Ethics Violations

It is our policy under our Code of Ethics to take appropriate action against any executive officer whose actions are found to violate the Code or any other policy of inContact. Disciplinary actions may include immediate termination of employment and, where inContact has suffered a loss, pursuing its remedies against the executive officers responsible. Where laws have been violated, inContact will cooperate fully with the appropriate authorities.

Insider Trading and Blackout Policy

Our Insider Trading and Blackout Policy prohibits directors, officers, employees and consultants from trading Company securities during regularly scheduled blackout periods surrounding the announcement of earnings and filing annual and quarterly reports with the SEC as well as all other times individual is in possession of material non-public information. Prohibited trading includes purchases and sales of stock derivative securities such as put and call options and convertible debentures or preferred stock, and debt securities (debentures, bonds and notes).

Summary of Compensation

The following table sets forth certain information with respect to compensation for the year ended December 31, 2008 earned by or paid to our named executive officers:

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary (1)	Non-Equity Incentive Plan Compensation (2)	Option Awards (3)	All Other Comp	Total Compensation
Paul Jarman	2008	$200,000	$30,408	$243,622	$36,055	$510,085
Chief Executive Officer	2007	$200,000	$61,050	$187,963	$—	$449,013
	2006	$182,062	$40,000	$51,646	$—	$273,708

Brian Moroney (4)	2008	$176,000	$22,988	$113,481	$3,789	$316,258
EVP and Chief Financial Officer	2007	$174,800	$41,750	$141,621	$—	$358,171
	2006	$150,277	$25,000	$56,809	$—	$232,086

Scott Welch	2008	$176,000	$35,199	$136,465	$12,251	$359,915
EVP and Chief Operating Officer	2007	$176,000	$41,750	$128,888	$—	$346,638
	2006	$160,462	$25,000	$38,054	$—	$223,516

Rudy Vidal (5)	2008	$187,014	$23,936	$145,340	$11,167	$367,457
EVP and Chief Customer Officer	2007	$11,769	$—	$10,457	$—	$22,226
	2006	$—	$—	$—	$—	$—

Frank Maylett	2008	$111,058	$64,481	$130,329	$6,148	$312,016
EVP of Sales	2007	$—	$—	$—	$—	$—
	2006	$—	$—	$—	$—	$—

Steven ZoBell	2008	$172,308	$30,304	$80,357	$12,251	$295,220
EVP and Chief Technology Officer	2007	$45,769	$—	$—	$—	$45,769
	2006	$—	$—	$—	$—	$—

(1)	Amounts shown include deferrals to the 401(k) Plan.
(2)	Our executives were eligible for cash bonuses under plans established for the stated years, subject to achieving certain performance objectives. The amount listed for Frank Maylett also includes $50,087 of sales commissions paid in 2008.
(3)	This column represents the dollar amounts recognized for the years shown for the fair value of stock option awards granted in those years, as well as prior years, in accordance with SFAS 123R. The amounts reflect our accounting expense and do not correspond to the actual value that may be realized by the named executives. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For information on the valuation assumptions used to determine the amount of the option awards, refer to the note on Stock-Based Compensation in our Consolidated Financial Statements in the annual report on Form 10-K for the respective year-ends.
(4)	At December 31, 2008, Brian Moroney was serving in the position of Executive Vice President and Chief Financial Officer. Mr. Moroney’s service in that position terminated in March 2009.
(5)	At December 31, 2008, Rudy Vidal was serving in the position of Executive Vice President and Chief Customer Officer. Mr. Vidal’s employment was terminated in February 2009.

Grants of Plan Based Awards

The following table sets forth certain information with respect to grants of plan-based awards for the year ended December 31, 2008 with respect to the named executive officers. Each of the stock options granted during the year vest in three equal annual installments commence one year after the date of grant and expire November 4, 2013.

Name	Date	Number of Securities Underlying Options (1)	Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards
Scott Welch	01/09/08	25,000	$4.20	$49,500
Rudy Vidal (2)	05/06/08	75,000	$2.71	$96,000
Frank Maylett	05/05/08	250,000	$2.87	$340,000
Steven ZoBell	06/23/08	100,000	$2.28	$106,970

(1)	This column shows the grant date fair value of the plan-based stock option awards to the named executives during 2008 in accordance with SFAS 123R. Generally, the grant date fair value is the amount that we will expense in our financial statements over the vesting schedule for the award. Fair value of each stock option is calculated using the Black-Scholes value on the grant date. For additional information on the valuation assumptions, refer to “Note 10—Stock-Based Compensation,” to our Consolidated Financial Statements in the Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the SEC.
(2)	At December 31, 2008, Rudy Vidal was serving in the position of Executive Vice President and Chief Customer Officer, and at that date he was the holder of options (vested and unvested) to purchase a total of 175,000 shares of our common stock at exercise prices ranging from $2.71 to $4.50. Mr. Vidal’s employment with inContact terminated effective February 24, 2009. Pursuant to that termination, 141,666 unvested options he held on that date were cancelled. Mr. Vidal has until May 25, 2009 to exercise his 33,334 vested options or they will be cancelled pursuant to the terms of the stock option award.

The Board of Directors approved effective November 5, 2008, an amendment to all outstanding option agreements with employees and Directors issued prior to July 1, 2008, and outstanding on November 5, 2008, extending the expiration date of option agreements intended to qualify as incentive stock options under the Internal Revenue Code to the earlier of the date that is 10 years from the date of original issuance and November 4, 2013, and extending the expiration date of all other option agreements to November 4, 2013. As a result of this action, the expiration date of options held by our named executive officers that were issued to them prior to July 1, 2008, were extended to November 4, 2013, and there was an incremental increase in the grant date fair value of the those options that we recognized as an expense in 2008 in accordance with SFAS 123R, which was calculated using the Black-Scholes value on the modification date. The following table shows the incremental increase in value and grant date fair value resulting from the modification:

Name	Grant Date	Number of Securities Underlying Unexercised Options	Amount of Increase From Modification (1)	Grant Date Fair Value After Modification
Paul Jarman	01/01/99	111,243	$15,262	$32,444
	01/01/99	18,541	$1,816	$2,737
	05/13/99	87,015	$19,116	$32,071
	11/11/03	150,000	$46,554	$46,563
	11/08/05	150,000	$19,106	$46,563
	11/08/05	75,000	$9,718	$27,643
	03/07/07	225,000	$16,627	$51,981

Brian Moroney	10/24/05	150,000	$19,525	$55,286
	03/07/07	150,000	$11,085	$34,654

Scott Welch	01/14/04	25,000	$5,870	$6,553
	11/09/04	50,000	$8,529	$18,429
	06/29/05	50,000	$6,880	$18,429
	03/07/07	150,000	$11,085	$34,654
	01/09/08	25,000	$889	$4,828

Rudy Vidal	11/28/07	100,000	$3,608	$17,977
	05/06/08	75,000	$1,613	$21,779

Frank Maylett	05/05/08	250,000	$5,394	$69,124

Steven ZoBell	09/17/07	50,000	$2,323	$10,272
	06/23/08	100,000	$1,571	$33,398

(1)	This column represents stock-based compensation resulting from the modification that is recognized over the remaining vesting period of each stock option award.

Discussion of Summary Compensation Table and Plan Based Awards

The annual base salary of our executive officers is determined each year at the discretion of the Compensation committee. The annual salaries for our named executive officers in 2008 were: Paul Jarman $200,000; Scott Welch $176,000; Frank Maylett $175,000; and, Steven ZoBell $175,000.

As part of the compensation package offered to Frank Maylett when he joined inContact in May 2008, he was awarded an option to purchase 250,000 shares at an exercise price of $2.87 per share. The option vests in three equal installments beginning one year following the date of employment and expires on November 4, 2013. In addition, Mr. Maylett was paid a commission during 2008 based on total commissions paid by us to inside and outside sales representatives on sales from May through December 2008 (excluding Telecom segment sales), equal to 7.5% of such total commissions, if sales were at least 80% of the monthly budgeted sales amount, and equal to 10.0% of such total commissions, if sales were at least 100% of the monthly budgeted sales amount. Total commission paid to Mr. Maylett under this arrangement for 2008 was $50,897. For 2009, the commission arrangement with Mr. Maylett has been modified. Mr. Maylett’s commission base for 2009 is $146,340, which is earned on a straight line basis beginning at 50% of the commission base, if our annual revenue in our software segment equals 85% of annual budget, and increasing to 100% of the commission base at 103% of annual budget. An additional $100,000 of stretch commission can be earned on a straight line basis for annual revenue in our software segment between 103% and 108% of the annual budget. In lieu of receiving the commission on annual software segment revenue, Mr. Maylett can be paid a commission on annualized monthly recurring charges (all of which arise in the software segment) from new accounts he sells during 2009, if that amount is higher than the commission on annual software segment revenue. The commission on monthly recurring charges is 1.05% of the annualized amount for new accounts obtained in the first calendar quarter, 0.95% of the annualized amount for new accounts obtained in the second quarter, 0.85% of the annualized amount for new accounts obtained in the third quarter, and 0.75% of the annualized amount for new accounts obtained in the fourth quarter.

Gregory S. Ayers was elected Executive Vice President and Chief Financial Officer effective March 16, 2009. The terms of his employment provide for a base salary of $195,000 per year, participation in the 2009 Executive Officer Bonus Plan for the last three calendar quarters of 2009, a stock option to purchase 325,000 common shares at an exercise price of $1.78 exercisable over a term of five years from date of grant that vests in three equal annual installments, and the right to participate in pension, insurance and other benefit plans available to other inConatct executive officers.

Brian Moroney’s service as Executive Vice President and Chief financial Officer ended March 15, 2009, and his last day of employment with inContact was March 31, 2009. Accordingly, Mr. Moroney was compensated through the end of March 2009, on the same terms as his employment arrangement in 2008, and is entitled to participate in the 2009 Executive Officer Bonus Plan for the first calendar quarter of 2009. Mr. Moroney’s annual base salary was $176,000. Under a severance arrangement with Mr. Moroney, we will pay to him nine months of his annual base salary beginning April 1, 2009, and also pay the premium on his health insurance under the inContact health plan for the shorter of nine months beginning April 1, 2009, or the period ending on the date he obtains health insurance through other employment. Mr. Moroney was granted options in October 2005, to purchase 150,000 shares of the Company’s common stock at an exercise price of $2.00 per share that are fully vested and expire November 4, 2013, and options in March 2007, to purchase 150,000 shares of the Company’s common stock at an exercise price of $3.50 per share that are vested with respect to 100,000 shares and expire November 4, 2013. We agreed under the severance arrangement that the vested options shall remain exercisable and shall not expire until November 4, 2013, notwithstanding the earlier termination of employment, and we further agreed to issue to Mr. Moroney on April 1, 2009, an option to purchase 3,288 common shares at an exercise price of $3.50 per share that expires November 4, 2013.

Rudy Vidal’s employment with inContact terminated February 24, 2009. During 2008, Mr. Vidal’s base salary was $170,000. When Mr. Vidal joined inContact in November 2007, he was awarded an option to purchase 100,000 shares at an exercise price of $4.50 per share, which was vested with respect to 33,334 shares at February 24, 2009. In May 2008, Mr. Vidal was awarded another option to purchase 75,000 shares at an exercise price of $2.71, none of which were vested at February 24, 2009. As a result of the termination of employment, all unvested options previously awarded to Mr. Vidal were cancelled. If Mr. Vidal does not exercise his vested option to purchase 33,334 shares on or before May 25, 2009, his option will be cancelled pursuant to the terms of the stock option award.

Potential Payments Upon Change In Control

The Board of Directors has approved a severance compensation agreement for our named executive officers. The severance agreement provides that our executive officers that have been employed by inContact for at least a year are entitled to severance benefits upon the involuntary termination of their employment in the event of change of control to help keep them focused on their work responsibilities during the uncertainty that accompanies a change in control, to provide benefits for a period of time after a change in control transaction and to help us attract and retain key talent. Under the agreement, the Chief Executive Officer would receive 24 months and the elected officers (i.e. named executive officers) would receive 18 months of compensation. These payments would be received if the executive officer was terminated within six months after the change of control.

Name	Benefit	Change in Control
Paul Jarman	24 months salary	$400,000
Brian Moroney (1)	18 months salary	$264,000
Scott Welch	18 months salary	$264,000
Rudy Vidal (2)	18 months salary	$255,000
Frank Maylett	18 months salary	$262,500
Steven ZoBell	18 months salary	$262,500

(1)	At December 31, 2008, Brian Moroney was serving in the position of Executive Vice President and Chief Financial Officer, and at that date was entitled to receive 18 months salary as a severance payment in the event of a change in control. This severance benefit terminated when Mr. Moroney’s position as an executive officer was terminated in March 2009.
(2)	At December 31, 2008, Rudy Vidal was serving in the position of Executive Vice President and Chief Customer Officer, and at that date was entitled to receive 18 months salary as a severance payment in the event of a change in control. This severance benefit terminated when Mr. Vidal’s position as an executive officer was terminated in February 2009.

Gregory S. Ayers was elected Executive Vice President and Chief Financial Officer effective March 16, 2009. The terms of his employment provide that after six months of employment as Chief Financial Officer Mr. Ayers is entitled to receive severance payments equal to nine months of base salary, or $146,250. After one year of employment as Chief Financial Officer, Mr. Ayers is entitled to receive severance payments equal to 18 months of compensation under the same terms described above with respect to our named executive officers.

Option Exercises and Stock Vested

The following table provides information for the named executives on stock option awards exercised during 2008, including the number of shares acquired upon exercise and the value realized at such time, before payment of any applicable withholding tax and brokerage commissions. In 2008, there were no shares acquired by any of the named executive officers upon vesting of any restricted or other stock awards.

Option Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise
Paul Jarman (1)	12,000	$24,960
Brian Moroney	—	$—
Scott Welch	—	$—
Rudy Vidal	—	$—
Frank Maylett	—	$—
Steven ZoBell	—	$—

(1)	Mr. Jarman exercised the options on January 14, 2008, at an exercise price of $2.42 per share. The market price on that date was $4.50 per share.

Outstanding Equity Awards

The following table sets forth certain information with respect to outstanding equity awards at December 31, 2008 with respect to the named executive officers:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards
	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price	Option Expiration Date
Name	Exercisable	Unexercisable
Paul Jarman	111,244	—	$2.70	11/04/13
	18,541	—	$5.39	11/04/13
	87,015	—	$2.00	11/04/13
	150,000	—	$2.50	11/04/13
	150,000	—	$2.50	11/04/13
	75,000	—	$2.00	11/04/13
	75,000	150,000	$3.50	11/04/13

Brian Moroney (1)	150,000	—	$2.00	11/04/13
	50,000	100,000	$3.50	11/04/13

Scott Welch	25,000	—	$3.05	11/04/13
	50,000	—	$2.00	11/04/13
	50,000	—	$2.00	11/04/13
	50,000	100,000	$3.50	11/04/13
	—	25,000	$4.20	11/04/13

Rudy Vidal (2)	33,334	66,666	$4.50	11/04/13
	—	75,000	$2.71	11/04/13

Frank Maylett	—	250,000	$2.87	11/04/13

Steven ZoBell	16,667	33,333	$3.95	11/04/13
	—	100,000	$2.28	11/04/13

(1)	At December 31, 2008, Brian Moroney was serving in the position of Executive Vice President and Chief Financial Officer. Mr. Moroney’s employment with inContact ended effective March 31, 2009. See the information about Mr. Moroney’s severance arrange presented above under “Discussion of Summary Compensation Table and Plan Based Awards,” for information on the status of his options after his employment ended.
(2)	At December 31, 2008, Rudy Vidal was serving in the position of Executive Vice President and Chief Customer Officer. Mr. Vidal’s employment with inContact was terminated effective February 24, 2009. For information on the status of his options after his employment ended, see “Discussion of Summary Compensation Table and Plan Based Awards,” presented above.

Annual Executive Stock Option Plan

On March 7, 2007, Board of Directors approved a plan for compensating the executive officers. Under the plan, each executive officer is entitled to participate in the plan will receive options on March 7 of each calendar year (or the preceding trading day if March 7 is not a trading day) to purchase common stock at an exercise price equal to the fair market value on that date. The options vest in three equal annual installments on the anniversary date of the date of grant, and are exercisable for a term of five years from the date of grant. If employment is terminated for any reason other than death or disability, no additional options vest after the date of termination of employment and all vested options will expire 90 days following the date employment terminates. If employment terminates by reason of death or disability, no options vest after the date employment terminates and all vested options must be exercised within one year following the date employment terminates. Fair market value is the last sale price, if the common stock is listed on an exchange on the date the option is granted. The number of common shares covered by the options issued each year is 75,000 for the Chief Executive Officer and is 50,000 for each of the Chief Financial Officer and our executive vice presidents.

In the event inContact is acquired by merger, asset sale, or similar corporate transaction, or there is a change in a majority of the ownership or control of inContact, all unvested options accelerate and become exercisable prior to the occurrence of the corporate transaction or change in control. However, the options will not accelerate if the options are assumed by the surviving entity or an arrangement is established for canceling the options and replacing them with a cash incentive program that preserves the option spread existing at the time of the event (the excess of the fair market value of the shares covered by the option over the aggregate exercise price payable for such shares) and provides for subsequent pay-out in accordance with the same vesting schedule in effect for the option.

At the time the plan was adopted, the Board approved the issuance of options to the persons who would be entitled to participate in the plan on March 7, 2007. At that time the Board also approved acceleration of the annual issuance of options for 2008 and 2009 to 2007 based on an offer accepted by the participating executive officers (Paul Jarman, Brian Moroney and Scott Welch) that their annual salaries as of March 7, 2007, will be frozen through the end of 2009. The salary freeze does not affect any bonus compensation payable to the participating executive officers as determined from time to time by the Compensation Committee and approved by the Board. The following options were issued under the plan in 2009 and 2007:

Name	Grant Date	Number of Shares	Exercise Price	Expiration Date
Frank Maylett	03/06/09	50,000	$1.69	3/6/2014
Steven ZoBell	03/06/09	50,000	$1.69	3/6/2014
Paul Jarman	03/07/07	225,000	$3.50	11/4/2013
Brian Moroney	03/07/07	150,000	$3.50	11/4/2013
Scott Welch	03/07/07	150,000	$3.50	11/4/2013

In March 2009, the Compensation Committee recommended to the Board, and the Board approved, termination of the executive officer option plan for all awards that would be granted in March 2010. As discussed above, the Compensation Committee intends to conduct a full review of all compensation arrangements with its executive officers in 2009 with a view to proposing and adopting specific compensation arrangements in 2010. Accordingly, the Compensation Committee elected to terminate the executive officer option plan in 2009, rather than have it hold over to 2010.

Board Compensation

On November 5, 2008, the Board of Directors approved an annual compensation package for the non-employee Directors. Under the package, non-employee directors receive a cash payment of $30,000 per year paid in monthly installments and an annual award of 50,000 restricted stock units under our 2008 Equity Incentive Plan. The restricted stock units vest in equal monthly installments over the one-year period following the date of the award; provided, that vesting is accelerated in the event of a greater than 50 percent change in voting control or membership of the Board of Directors or a disposition of more than 50 percent of our assets. Each restricted stock unit represents the right to receive one share of inContact common stock (subject to adjustment in the event of a stock dividend, share combination, recapitalization or similar event) upon termination of service as a Director for any reason or the occurrence of a corporate event described above. The compensation package also provides for annual issuances of 15,000 additional restricted stock units to the Chairman of the Board, 10,000 additional restricted stock units to the Chairman of the Audit Committee, and 7,000 additional restricted stock units to each of the Chairpersons of the Compensation Committee and

Governance Committee. At the time the compensation package was approved, the Board of Directors determined that the 15,000 restricted stock units provided for the Chairman of the Board would not be awarded to Theodore Stern, our Chairman of the Board, because he is engaged as a paid consultant to inContact. In March 2009, the Compensation Committee recommended to the Board, and the Board approved, termination of annual restricted stock unit awards for all awards that would be granted in November 2009. As discussed above, the Compensation Committee intends to conduct a full review of all compensation arrangements with its non-employee Directors in 2009 with a view to proposing and adopting specific compensation arrangements for November 2009.

Directors who are also our full-time employees receive no additional compensation for serving as a Director. The following table summarizes the compensation paid to the non-employee Directors for the year ended December 31, 2008:

Name (1)	Fees Earned or Paid in Cash (2)	Stock Awards: Value of Stock Options (3)	Stock Awards: Value of Restricted Stock Units (4)	Total
Theodore Stern (2)	$102,000	$18,186	$22,113	$142,299
Steve Barnett	$2,500	$37,346	$26,532	$66,378
Paul F. Koeppe	$30,000	$26,352	$25,214	$81,566
Blake O. Fisher, Jr.	$30,000	$24,803	$25,214	$80,017

(1)	Mark J. Emkjer joined the Board in January 2009. At that time he received restricted stock units for 41,667 common shares with a value of $51,667.
(2)	In November 2007 non-employee Directors had the option of choosing as compensation: $30,000 per year in cash; $15,000 and 12,500 options; or 25,000 options and no cash. All directors chose the $30,000 paid in monthly payments of $2,500, with the exception of Mr. Barnett who chose 25,000 options and no cash. The $2,500 paid to Mr. Barnett is for the month of December 2008 under the package adopted in November 2008. During 2008, Mr. Stern was paid a consulting fee of $6,000 per month, or a total of $72,000.
(3)	This column shows the amount recognized in 2008 for financial statement reporting purposes with respect to stock options that vested in 2008. The grant date fair value of the stock option awards for each director determined in accordance with SFAS 123R are: Theodore Stern $20,750; Steve Barnett $50,050; Paul F. Koeppe $26,560; and Blake O. Fisher, Jr., $26,560.
(4)	This column shows the amount recognized in 2008 for financial statement reporting purposes with respect to restricted stock units that vested in 2008. The grant date fair value of the restricted stock units for each director determined in accordance with SFAS 123R are: Theodore Stern $54,000; Steve Barnett $64,800; Paul F. Koeppe $61,560; and Blake O. Fisher, Jr., $61,560.

The Board of Directors approved effective November 5, 2008, an amendment to all outstanding option agreements with employees and Directors issued prior to July 1, 2008, and outstanding on November 5, 2008, extending the expiration date of option agreements to November 4, 2013. As a result of this action, the expiration date of options held by our Directors that were issued to them prior to July 1, 2008, were extended to November 4, 2013, and there was an incremental increase in the grant date fair value of the those options that we recognized as an expense in 2008 in accordance with SFAS 123R, which was calculated using the Black-Scholes value on the modification date. The following table shows the incremental increase in value and grant date fair value resulting from the modification:

Name	Grant Date	Number of Securities Underlying Unexercised Options	Amount of Increase From Modification (1)	Grant Date Fair Value After Modification
Theodore Stern	01/14/04	10,000	$2,348	$2,621
	11/08/05	20,000	$2,591	$7,371
	11/07/06	20,000	$1,679	$5,152
	11/06/07	25,000	$958	$4,422

Steve Barnett	01/14/04	15,000	$3,522	$3,932
	01/12/05	5,000	$759	$1,479
	11/08/05	27,500	$3,563	$10,136
	11/07/06	27,500	$2,309	$7,084
	11/06/07	35,000	$1,341	$6,190
	11/26/07	25,000	$904	$4,422

Paul F. Koeppe	09/29/04	30,000	$5,289	$10,123
	01/12/05	5,000	$759	$1,479
	11/08/05	25,000	$3,239	$9,214
	11/07/06	25,000	$2,099	$6,440
	11/06/07	32,000	$1,226	$5,660

Blake O. Fisher, Jr.	09/29/04	30,000	$5,289	$10,123
	11/08/05	20,000	$2,591	$7,371
	11/07/06	20,000	$1,679	$5,152
	05/09/07	5,000	$278	$966
	11/06/07	32,000	$1,226	$5,660

(1)	This column represents stock-based compensation resulting from the modification that is recognized over the remaining vesting period of each stock option award.

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee are Paul F. Koeppe, Steve Barnett, Blake O. Fisher, Jr., and Mark J. Emkjer, and no other directors served on the Compensation Committee during 2008. No interlocking relationship exists between our Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

Report of Compensation Committee on Executive Compensation

Paul F. Koeppe is the Chairman of the Compensation Committee and Steve Barnett, Blake O. Fisher, Jr., and Mark J. Emkjer serve on the Committee. The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K with management. Based on that review and discussion with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,

Paul F. Koeppe, Chairman

Steve Barnett

Blake O. Fisher, Jr.

Mark J. Emkjer

1999 Long Term Stock Incentive Plan

The purpose of the Long Term Stock Incentive Plan (the “Plan”) adopted in March 1999, is to provide directors, officers, employees, and consultants with additional incentives by increasing their ownership interests in inContact. Directors, officers, and other employees of inContact and its subsidiaries are eligible to participate in the Plan. In addition, awards may be granted to consultants providing valuable services to inContact. As of December 31, 2008, inContact and its affiliates employed approximately 300 individuals who are eligible to participate in the Plan. The Board grants awards under the Plan. Awards may include incentive stock options, non-qualified stock options, stock appreciation rights, stock units, restricted stock, restricted stock units, performance shares, performance units, or cash awards.

The Board has discretion to determine the terms of an award under the Plan, including the type of award, number of shares or units covered by the award, option price, term, vesting schedule, and post-termination exercise period or payment. Notwithstanding this discretion: (i) the number of shares subject to an award granted to any individual in any calendar year may not exceed 100,000 shares; (ii) the option price per share of common stock may not be less than 100 percent of the fair market value of such share at the time of grant or less than 110 percent of the fair market value of such shares if the option is an incentive stock option granted to a stockholder owning more than ten percent of the combined voting power of all classes of the stock of inContact (a “10% stockholder”); and (iii) the term of any incentive stock option may not exceed 10 years, or five years if the option is granted to a 10% stockholder. Awards under the Plan in the form of qualified incentive stock options outstanding and exercised totaled 1,108,484 shares as of December 31, 2008.

A maximum of 1,200,000 shares of common stock may be subject to outstanding awards, determined immediately after the grant of any award under the Plan. Shares of common stock, which are attributable to awards that have expired, terminated, or been canceled or forfeited during any calendar year, are available for issuance or use in connection with future awards.

The Plan was effective March 11, 1999, and is not limited in duration. No incentive stock option may be granted more than 10 years after the effective date. The Plan may be amended by the Board without the consent of the stockholders, except that stockholder approval is required for any amendment that materially increases the aggregate number of shares of stock that may be issued under the plan or materially modifies the requirements as to eligibility for participation in the Plan.

2008 Equity Incentive Plan

The inContact 2008 Equity Incentive Plan was adopted by our Board in April 2008 and approved by our stockholders at the annual meeting in June 2008. Please see the description of this plan presented below under “PROPOSAL NO. 2—INCREASE NUMBER OF SHARES AVAILABLE FOR AWARDS UNDER THE 2008 EQUITY INCENTIVE PLAN.”

Description of Employee Stock Purchase Plan

In 2004, inContact adopted the 2005 Employee Stock Purchase Plan. The purpose of the Purchase Plan is to promote inContact’s operating performance and growth potential by encouraging employees to acquire equity in inContact, thereby aligning their long-term interests with those of inContact. The Purchase Plan provides that up to 1,000,000 shares of common stock may be sold to participating employees. It expires at the beginning of 2014. The Compensation Committee of the Board of Directors administers the Purchase Plan.

The Purchase Plan permits eligible employees to purchase inContact common stock through payroll deductions during 35 consecutive participation periods beginning in 2005. Each participation period is three months in length. In general, eligible employees can elect for each participation period to purchase full shares through payroll deductions of up to 10 percent of base pay, but in no event may the participant’s rights to purchase shares of common stock accrue at a rate that exceeds $25,000 of fair market value of common stock in a calendar year. The purchase price a participant pays for the shares is equal to the greater of $2.00 or 85 percent of the closing market bid price of the common stock on the first business day or the last business day of each participation period, whichever is lower. This percentage may be changed prior to a participation period by at the sole discretion of, the committee administering the Purchase Plan to any whole percentage that is not less than 85 percent and not greater than 100 percent.

Eligibility to participate is extended to all regular employees of inContact and its participating subsidiaries. Officers and members of the Board of Directors who are eligible employees are also permitted to participate. An employee is ineligible to participate if immediately after a grant the employee would own stock possessing five percent or more of the total combined voting power or value of all classes of stock of inContact. No employee of the Company participated in the plan during 2008.

The Purchase Plan may be amended by the Board of Directors from time to time as it deems desirable without approval of the stockholders of the inContact, except to the extent stockholder approval is required by Rule 16b-3 of the Exchange Act, applicable Nasdaq or stock exchange rules, applicable provisions of the Internal Revenue Code, or other applicable laws or regulations. The Board of Directors may terminate the plan at any time in its sole discretion.

Equity Compensation Plan Information

The following table shows information on common shares authorized for issuance under our equity compensation plans. In 2008, no options or awards were granted to our executive officers under the 1999 Long Term Stock Incentive Plan or the 2008 Equity Incentive Plan. The restricted stock units issued to our directors in 2008 as described under the caption “Board Compensation,” above, were issued as awards under the 2008 Equity Incentive Plan.

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants, and rights		(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuances under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	1,228,732		$2.10	932,866
Equity compensation plans not approved by security holders	4,806,792	(1)	$2.80	N/A

Total	6,035,524		$2.66	932,866

(1)	This figure includes options issued to officers and employees under individual compensation arrangements. The figure also includes options issued to directors for board and committee service that were approved by the Board of Directors and warrants issued to third parties.

Certain Relationships and Related Person Transactions

See the discussions above under “The Board and its Committees,” “Executive Compensation,” and “Board Compensation.”

PROPOSAL NO. 2

INCREASE NUMBER OF SHARES AVAILABLE FOR AWARDS UNDER THE 2008 EQUITY INCENTIVE PLAN

The inContact 2008 Equity Incentive Plan (the “2008 Plan” or the “Plan”) was adopted by our Board in April 2008 and approved by our stockholders at the annual meeting in June 2008. In December 2008, the Plan was amended by the Board to reduce the number of common shares available for awards under the Plan from 1,500,000 to 1,272,500, on account of stock options issued to certain employees outside of the Plan.

The Board believes that stock-based incentives are essential to attract and retain the services of individuals who are likely to make significant contributions to our success, to encourage ownership of our common stock by employees and directors, and to promote our success by providing both rewards for exceptional performance and long-term incentives for future contributions to the Company.

The 2008 Plan currently authorizes the issuance of up to 1,272,500 shares of common stock (or 4.1% of outstanding shares at April 13, 2009) pursuant to awards granted under the Plan. Of those shares, 1,219,917 are subject to outstanding awards, leaving only 52,583 shares available for future awards. The Board of Directors does not believe that the number of shares available for issuance under the 2008 Plan is sufficient in light of our compensation strategy and objectives. Accordingly, the Board is proposing to increase the number of shares available under the 2008 Plan by 1,000,000 shares, from 1,272,500 to 2,272,500, increasing the percentage ratio of the amount of shares available under the Plan to 7.3% of outstanding shares as of April 13, 2009. Specifically, the Board is requesting the stockholders to approve an amendment to Article III of Section 1 of the 2008 Plan so that it reads as follows:

Section 1. Stock Subject to Plan. The Stock to be subject to or related to Plan Awards may be either authorized and unissued shares or shares held in the treasury of the Company. The maximum number of shares of Stock with respect to which Plan Awards may be granted under the Plan, subject to adjustment in accordance with the provisions of Article IX, shall be 2,272,500 shares.

The Board recommends that shareholders approve amendment of the Plan in order to allow the Company to continue to offer stock options and alternative equity awards to employees, directors and consultants as part of its overall compensation package. The material features of the 2008 Plan are summarized below.

Material Features of the Plan

General. The Plan provides that grants may be made in any of the following forms:

•	Incentive stock options

•	Nonqualified stock options

•	Stock units

•	Stock awards

•	Stock appreciation rights (“SARs”)

•	Dividend equivalents

•	Other stock-based awards

The Plan (as amended if the proposed amendment is approved) will authorize 2,272,500 shares of our common stock for issuance, subject to adjustment in certain circumstances as described below. If and to the extent options and SARs granted under the Plan terminate, expire or are cancelled, forfeited, exchanged or surrendered without being exercised or if any stock awards, stock units, or other stock-based awards are forfeited, terminated, or otherwise not paid in full, the shares subject to such grants will become available again for purposes of the Plan. Shares surrendered in payment of the exercise price of an option will become available again for issuance or transfer under the Plan. To the extent any grants are paid in cash, and not in shares of common stock, any shares previously subject to such grants will again be available for issuance or transfer under the Plan.

Administration. The Plan will be administered and interpreted by the Board of directors or a committee designated by the Board. We have designated our Compensation Committee (the “Committee”) to fulfill that role of Plan administrator. However, our Board of Directors will approve and the Committee will administer all grants made to non-employee directors. References to the Committee include our Board of Directors where appropriate. The Committee may delegate authority to administer the Plan to one or more subcommittees, as it deems appropriate.

The Committee has the authority to (i) determine the individuals to whom grants will be made under the Plan, (ii) determine the type, size, terms and conditions of the grants, (iii) determine when grants will be made and the duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability, (iv) amend the terms and conditions of any previously issued grant, subject to the limitations described below and (v) deal with any other matters arising under the Plan. The Committee presently consists of Paul F. Koeppe, Blake O. Fisher, Jr., Steve Barnett and Mark J. Emkjer, each of whom is a non-employee director of our company.

Eligibility for Participation. All of our employees and the employees of our subsidiaries, all of our non-employee directors, and consultants and advisors who perform services for us and our subsidiaries are eligible to receive grants under the Plan. As of March 31, 2009, we employed or used the services of approximately 300 persons who are eligible to receive grants under the Plan. The Committee is authorized to select the persons to receive grants from among those eligible and the Committee will determine the number of shares of our common stock that are subject to each grant.

Types of Awards.

Stock Options

The Committee may grant options intended to qualify as incentive stock options within the meaning of section 422 of the Code (“ISOs”) or “nonqualified stock options” that are not intended to so qualify (“NQSOs”) or any combination of ISOs and NQSOs. Anyone eligible to participate in the Plan may receive a grant of NQSOs. Only our employees and employees of our subsidiaries may receive a grant of ISOs.

The Committee will fix the exercise price per share of options on the date of grant. The exercise price of options granted under the Plan will be equal to or greater than the average closing price of a share of stock as reported on the exchange where our stock trades for the five trading days prior to the date of grant. However, if the grantee of an ISO is a person who holds more than 10% of the total combined voting power of all classes of our outstanding stock, the exercise price per share of an ISO granted to such person must be at least 110% of the five-day average closing price.

The Committee will determine the term of each option, but for an ISO the term shall not exceed ten years from the date of grant. However, if the grantee of an ISO is a person who holds more than 10% of the combined voting power of all classes of our outstanding stock, the term of the ISO may not exceed five years from the date of grant. To the extent that the aggregate fair market value of shares of our common stock, determined on the date of grant, with respect to which ISOs become exercisable for the first time by a grantee during any calendar year exceeds $100,000, such ISOs will be treated as NQSOs.

The Committee will determine the terms and conditions of options, including when they become exercisable. The Committee may accelerate the exercisability of any options. The Committee will also determine under what circumstances a grantee may exercise an option after termination of employment or service. Generally, if a grantee ceases to be employed by, or provide service to, us for any reason other than disability, death, or termination for cause, the grantee’s options will terminate 90 days following the date on which the grantee ceases to be employed by, or provide service to, us. If a grantee ceases to be employed by, or provide service to, us on account of the grantee’s disability or death, the grantee’s options will terminate one year following the date on which the grantee ceases to be employed by, or provide service to, us. In each case described above, the Committee may specify a different option termination date, but in any event no later than the expiration of the option term. If a grantee ceases to be employed by, or provide service to, us on account of termination for cause, the grantee’s options will terminate immediately.

A grantee may exercise an option by delivering notice of exercise to us. The grantee will pay the exercise price and any withholding taxes for the option: (i) in cash, (ii) unless the Committee determines otherwise, by delivering shares of our common stock already owned by the grantee and having a fair market value on the date of exercise equal to the exercise price or by attestation to ownership of shares of our common stock having a fair market value on the date of exercise at least equal to the exercise price, (iii) by payment through a broker in accordance with the procedures permitted by Regulation T of the Federal Reserve Board or (iv) by such other method as the Committee may approve.

SARs

The Committee may grant SARs to anyone eligible to participate in the Plan. SARs may be granted in connection with, or independently of, any option granted under the Plan. Upon exercise of an SAR, the grantee will receive an amount equal to the excess of the fair market value of our common stock on the date of exercise over the base amount for the SAR. Payment will be made in shares of our common stock.

The base amount of each SAR will be determined by the Committee and will be equal to the per share exercise price of the related option or, if there is no related option, an amount that is at least equal to the last reported sale price of a share of our common stock on the date of grant of the SAR. The Committee will determine the terms and conditions of SARs, including when they become exercisable. The Committee may accelerate the exercisability of any SARs. SARs may only be exercised while the grantee is employed by, or providing service to, us and our subsidiaries or within a specified period of time after termination of employment or service, as determined by the Committee.

Dividend Equivalents

The Committee may grant dividend equivalents in connection with stock units or other stock-based awards. Dividend equivalents are payable in cash or shares of our common stock and may be paid currently or accrued as contingent obligations. The terms and conditions of dividend equivalents will be determined by the Committee.

Other Stock-Based Awards

The Committee may grant other stock-based awards, which are grants other than options, SARs, stock units, and stock awards. The Committee may grant other stock-based awards to anyone eligible to participate in the Plan. These grants will be based on or measured by shares of our common stock, and will be payable in cash, in shares of our common stock, or in a combination of cash and shares of our common stock. Such awards may include restricted stock awards, stock units, or phantom stock awards, and may be granted alone, in addition to, or in tandem with any other award permitted by the Plan. The terms and conditions for other stock-based awards will be determined by the Committee.

Qualified Performance-Based Compensation. The Plan permits the Committee to impose objective performance goals that must be met with respect to grants of awards to employees under the Plan, in order for the grants to be considered qualified performance-based compensation for purposes of section 162(m) of the Code (see “Federal Income Tax Consequences” below). Prior to, or soon after the beginning of, the performance period, the Committee will establish in writing the performance goals that must be met, the applicable performance period, the amounts to be paid if the performance goals are met, and any other conditions. The Committee may provide in the grant agreement that qualified performance-based grants will be payable or restrictions on such grants will lapse, in whole or part, in the event of the grantee’s death or disability during the performance period or under other circumstances consistent with Treasury regulations.

The performance goals, to the extent designed to meet the requirements of section 162(m) of the Code, will be based on one or more of the following measures: stock price, earnings per share, net earnings, operating earnings, earnings before income taxes, EBITDA (earnings before interest expense, income tax, and depreciation and amortization expense), return on assets, stockholder return, return on equity, growth in assets, unit volume, sales or market share, or strategic business criteria consisting of one or more objectives based on meeting specified revenue goals, market penetration goals, geographic business expansion goals, cost targets or goals relating to acquisitions or divestitures.

The Committee will not have the discretion to increase the amount of compensation that is payable upon achievement of the designated performance goals. After the announcement of our financial results for the performance period, the Committee will certify and announce the results for the performance period. If and to the extent that the Committee does not certify that the performance goals have been met, the grants of stock awards, stock units, other stock-based awards and dividend equivalents for the performance period will be forfeited or will not be made, as applicable.

Deferrals. The Committee may permit or require grantees to defer receipt of the payment of cash or the delivery of shares of our common stock that would otherwise be due to the grantee in connection with any stock units or other stock-based awards under the Plan. The Committee will establish the rules and procedures applicable to any such deferrals and may provide for interest or other earnings to be paid on such deferrals.

Adjustment Provisions. If there is any change in the number or kind of shares of our common stock outstanding (i) by reason of a stock dividend, spinoff, recapitalization, stock split, or combination or exchange of shares, (ii) by reason of a merger, reorganization or consolidation, (iii) by reason of a reclassification or change in par value, or (iv) by reason of any other extraordinary or unusual event affecting the outstanding shares of our common stock as a class, or if the value of outstanding shares of our common stock is substantially reduced as a result of a spinoff or payment by us of an extraordinary dividend or distribution, the maximum number of shares of our common stock available for issuance under the Plan, the maximum number of shares of our common stock for which any individual may receive grants in any year, the kind and number of shares covered by outstanding grants, the kind and number of shares issued and to be issued under the Plan, and the price per share or the applicable market value of such grants will be equitably adjusted by the Committee, in such manner as the Committee deems appropriate, to reflect any increase or decrease in the number of, or change in the kind or value of, the issued shares of our common stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under the Plan and such outstanding grants. Any fractional shares resulting from such adjustment will be eliminated. Any adjustments to outstanding grants shall be consistent with section 409A or 422 of the Code, to the extent applicable.

Transferability of Grants. Only the grantee may exercise rights under a grant during the grantee’s lifetime. A grantee may not transfer those rights except by will or the laws of descent and distribution; provided, however, that a grantee may transfer a grant other than an ISO pursuant to a domestic relations order.

Participants Outside of the United States. If any individual who receives a grant under the Plan is subject to taxation in a country other than the United States, the Committee may make the grant on such terms and conditions as the Committee deems appropriate to comply with the laws of the applicable country.

No Repricing of Options. Neither our Board nor the Committee can amend the Plan or options previously granted under the Plan to permit a repricing of options, without prior stockholder approval.

Amendment and Termination of the Plan. Our Board may amend or terminate the Plan at any time, subject to stockholder approval if such approval is required under any applicable laws or stock exchange requirements. The Plan will terminate on June 30, 2018, unless the Plan is terminated earlier by our Board or is extended by our Board with stockholder consent.

Stockholder Approval for Qualified Performance-Based Compensation. If stock awards, stock units, other stock-based awards or dividend equivalents are granted as qualified performance-based compensation under section 162(m) of the Code, the Plan must be re-approved by our stockholders no later than the first stockholders meeting that occurs in the fifth year following the year in which our stockholders previously approved the Plan.

Federal Income Tax Consequences of the Plan

The federal income tax consequences of grants under the Plan will depend on the type of grant. The following description provides only a general description of the application of federal income tax laws to grants under the Plan. This discussion is intended for the information of stockholders considering how to vote at the Annual Meeting and not as tax guidance to grantees, as the consequences may vary with the types of grants made, the identity of the grantees and the method of payment or settlement. The summary does not address the effects of other federal taxes (including possible “golden parachute” excise taxes) or taxes imposed under state, local, or foreign tax laws.

From the grantees’ standpoint, as a general rule, ordinary income will be recognized at the time of delivery of shares of our common stock or payment of cash under the Plan. Future appreciation on shares of our common stock held beyond the ordinary income recognition event will be taxable as capital gain when the shares of our common stock are sold. The tax rate applicable to capital gain will depend upon how long the grantee holds the shares. We, as a general rule, will be entitled to a tax deduction that corresponds in time and amount to the ordinary income recognized by the grantee, and we will not be entitled to any tax deduction with respect to capital gain income recognized by the grantee.

Exceptions to these general rules arise under the following circumstances:

•

If shares of our common stock, when delivered, are subject to a substantial risk of forfeiture by reason of any employment or performance-related condition, ordinary income taxation and our tax deduction will be delayed until the risk of forfeiture lapses, unless the grantee makes a special election to accelerate taxation under section 83(b) of the Code.

•

If an employee exercises a stock option that qualifies as an ISO, no ordinary income will be recognized, and we will not be entitled to any tax deduction, if shares of our common stock acquired upon exercise of the stock option are held until the later of (A) one year from the date of exercise and (B) two years from the date of grant. However, if the employee disposes of the shares acquired upon exercise of an ISO before satisfying both holding period requirements, the employee will recognize ordinary income at the time of the disposition equal to the difference between the fair market value of the shares on the date of exercise (or the amount realized on the disposition, if less) and the exercise price, and we will be entitled to a tax deduction in that amount. The gain, if any, in excess of the amount recognized as ordinary income will be long-term or short-term capital gain, depending upon the length of time the employee held the shares before the disposition.

•

A grant may be subject to a 20% tax, in addition to ordinary income tax, at the time the grant becomes vested, plus interest, if the grant constitutes deferred compensation under section 409A of the Code and the requirements of section 409A of the Code are not satisfied.

Section 162(m) of the Code generally disallows a publicly held corporation’s tax deduction for compensation paid to its chief executive officer or certain other officers in excess of $1 million in any year. Qualified performance-based compensation is excluded from the $1 million deductibility limit, and therefore remains fully deductible by the corporation that pays it. We intend that options and SARs granted under the Plan will be qualified performance-based compensation. Stock units, stock awards, dividend equivalents, and other stock-based awards granted under the Plan may be designated as qualified performance-based compensation if the Committee conditions such grants on the achievement of specific performance goals in accordance with the requirements of section 162(m) of the Code.

We have the right to require that grantees pay to us an amount necessary for us to satisfy our federal, state or local tax withholding obligations with respect to grants. We may withhold from other amounts payable to a grantee an amount necessary to satisfy these obligations. The Committee may permit a grantee to satisfy our withholding obligation with respect to grants paid in shares of our common stock by having shares withheld, at the time the grants become taxable, provided that the number of shares withheld does not exceed the individual’s minimum applicable withholding tax rate for federal, state and local tax liabilities.

The affirmative vote of the holders of a majority of the common shares voted on the proposal and represented at the annual meeting in person or by proxy is required to approve the amendment to the 2008 Plan. The Board of Directors recommends that you vote FOR this proposal.

PROPOSAL NO. 3

RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP

AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2009

The Audit Committee has selected and appointed the firm of Deloitte & Touche LLP as the independent registered public accounting firm to examine our financial statements for the year ending December 31, 2009. Deloitte & Touche LLP audited our financial statements for 2008, 2007 and 2006. We do not expect representatives of Deloitte & Touche LLP will attend the annual meeting.

Ratification of the selection of Deloitte & Touche LLP is not require by our bylaws or otherwise. The Board is submitting the selection to our shareholders for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time after the annual meeting if it determines such a change would be in the interests of inContact and its shareholders.

Accountant Fees and Services

The aggregate fees and expenses billed by our principal accounting firm, Deloitte & Touche LLP for fees and expenses billed during fiscal years ended December 31, 2008 and 2007 were as follows (in thousands):

	2008	2007
Audit fees	$799	$316
Audit related fees	128	110

Total audit and related fees	927	426

Other consulting fees	—	—
Tax fees	64	42

Total fees	$991	$468

Audit related fees were for reviews of our filings on Form 10-Q for 2008 and 2007, meetings with the Audit Committee, and work required by our filing registration statements.

Each of the permitted non-audit services has been pre-approved by the Audit Committee or the Audit Committee’s Chairman pursuant to delegated authority by the Audit Committee, other than de minimus non-audit services for which the pre-approval requirements are waived in accordance with the rules and regulations of the Securities and Exchange Commission.

Policy for Approval of Audit and Permitted Non-Audit Services

The Audit Committee charter provides that the Audit Committee will pre-approve audit services and non-audit services to be provided by our independent auditors before the accountant is engaged to render these services. The Audit Committee may consult with management in the decision-making process, but may not delegate this authority to management. The Audit Committee may delegate its authority to pre-approve services to one or more committee members, provided that the designees present the pre-approvals to the full committee at the next committee meeting.

The affirmative vote of the holders of a majority of the common shares voted on the proposal and represented at the annual meeting in person or by proxy is required to ratify the selection of Deloitte & Touche LLP. The Board of Directors recommends that you vote FOR this proposal.

OTHER MATTERS

As of the date of this proxy statement, the Board knows of no other matters that may come before the annual meeting. However, if any matters other than those referred to herein should be presented properly for consideration and action at the annual meeting, or any adjournment or postponement thereof, the proxies will be voted with respect thereto in accordance with the best judgment and in the discretion of the proxy holders.

The cost of soliciting proxies in the accompanying form is paid by us. In addition to solicitations by mail, a number of regular employees of inContact may solicit proxies in person or by telephone.

The above notice and proxy statement are sent by order of the Board of Directors.

Paul Jarman, Chief Executive Officer

April 29, 2009

INCONTACT, INC.

7730 SOUTH UNION PARK AV., SUITE 500

MIDVALE, UT 84047

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M13366-P78163

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

INCONTACT, INC.

For Withhold For All All All Except

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends that you vote “FOR” all Directors.

1. Election of Directors

Nominees:

01) Theodore Stern

02) Steve Barnett

03) Paul F. Koeppe

04) Blake O. Fisher, Jr.

05) Mark J. Emkjer

06) Paul Jarman

The Board of Directors recommends that you vote “FOR” the following proposals.

For Against Abstain

2. To approve the amendment to the inContact 2008 Equity Incentive Plan increasing the number of shares available for awards under the Plan to a total of 2,272,500.

3. To ratify the appointment of Deloitte & Touche LLP as inContact’s independent registered public accounting firm for 2009.

The proxies are authorized to vote in accordance with their judgment on any matters other than those referred to herein that are properly presented for consideration and action at the Annual Meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is given, this proxy will be voted for Proposal No.s 1, 2 and 3. The proxies are authorized to vote the shares represented by this proxy in accordance with their judgment on any matters other than those referred to above that are properly presented for consideration and action at the Annual Meeting. All other proxies heretofore given by the undersigned to vote shares of stock of the Company, which the undersigned would be entitled to vote if personally present at the Annual Meeting or any adjournment or postponement thereof, are hereby expressly revoked.

For address changes and/or comments, please check this box and write them on the back where indicated.

Please indicate if you plan to attend this meeting.

Yes No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and 2008 Annual Report (including 2008 Form 10-K) are available at www.proxyvote.com.

M13367-P78163

inContact, Inc.

7730 South Union Park Avenue, Suite 500 Midvale, UT 84047

ANNUAL MEETING OF SHAREHOLDERS JUNE 9, 2009 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Theodore Stern and Paul Jarman, and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of common stock of inContact, Inc. (the “Company”) held of record by the undersigned on April 13, 2009, at the Annual Meeting of Shareholders to be held on June 9, 2009, and at any adjournment or postponement thereof.

Please mark, sign, date and promptly return the proxy card using the enclosed envelope. If your address is incorrectly shown, please print changes.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side